Exhibit 10.5

CHIPOTLE MEXICAN GRILL, INC.

BOARD OF DIRECTORS

RESTRICTED STOCK UNITS AGREEMENT

Name of Participant:	_______________________________

No. of RSUs:	_______________________________

Grant Date:	_______________________________

Vesting Date:	_______________________________

This Board of Directors Restricted Stock Units Agreement (this “Agreement”), dated as of the Grant Date first stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation, to the Participant named above (the “Participant”), who is a member of the Board of Directors of the Company.

Recitals

A. The Company has agreed to grant to the Participant, under the Chipotle Mexican Grill, Inc. Amended and Restated 2006 Stock Incentive Plan (the “Plan”), restricted stock units (“RSUs”) as indicated above (the “Award”), subject to the terms and conditions hereof and the Plan.

B. The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this Award.

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1. Definitions. Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

2. Grant of RSUs. Subject to the terms and conditions hereinafter set forth and the terms and conditions of the Plan, the Company, with the approval and at the direction of the Committee, hereby grants to the Participant the number of RSUs indicated above.

3. Vesting and Forfeiture of RSUs.

(a) Vesting of RSUs. The RSUs subject to this Award shall be subject to the restrictions contained in this Agreement and subject to forfeiture to the Company unless and until the RSUs have vested in accordance with the terms and conditions of this Agreement. Subject to the terms and conditions of this Agreement, the RSUs will vest in full on the Vesting Date indicated above provided the Participant remains in continuous service as a member of the Board of Directors of the Company from the Grant Date until the Vesting Date.

(b) Acceleration of Vesting. Notwithstanding the foregoing subparagraph (a), in the event that prior to the Vesting Date: (1) the Committee determines that the Participant’s service as a member of the Company’s Board of Directors was terminated as a result of the Participant’s medically diagnosed permanent physical or mental inability to perform his or her duties as a director of the Company (“Disability”), (2) the Participant’s service as a member of the Company’s Board of Directors terminates due to the Participant’s death, or the voluntary retirement of a Participant who has provided at least 6 full years of service as a member of the Board of Directors of the Company (whether such service is continuous or interrupted), or (3) the Company undergoes a Change in Control, then all of the unvested RSUs will vest immediately on the Participant’s termination date or the date of such Change in Control.

(c) Forfeiture. In the event, in any case prior to the vesting of any RSUs, of (1) a termination of Participant’s service as a member of the Company’s Board of Directors other than as a result of the Participant’s Disability, death or voluntary retirement, (2) Participant attempting to sell, assign, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber any unvested RSUs or (3) any unvested RSUs becoming subject to attachment or any similar involuntary process, then any unvested RSUs shall be forfeited by the Participant to the Company, and the Participant shall thereafter have no right, title or interest whatever in such RSUs.

(d) Effect of Vesting; Issuance of Unrestricted Stock. Upon the vesting of any RSUs pursuant to the terms and conditions set forth in this Agreement, the Company will issue (subject to Sections 10 and 14) to the Participant a certificate or electronically transfer by book-entry the number of shares of Common Stock of the Company equal to the number of RSUs vesting, which shares of Common Stock shall be free of any transfer or other restrictions arising under this Agreement.

Notwithstanding the foregoing and subject to the satisfaction of any tax withholding obligations described in Section 10 below, the Participant may elect to defer the receipt of any of the Common Stock issuable upon vesting of the RSUs by submitting to the Company a deferral election in the form provided by the Company. In the event the Participant intends to defer the receipt of such Common Stock, the Participant must submit to the Company a completed deferral election form no later than the Final Election Date (as defined below). By submitting such deferral election, the Participant represents that [s]he understands the effect of any such deferral under relevant federal, state and local tax and social security laws, including, but not limited to, the fact that social security contributions may be due upon the Vesting Date notwithstanding the deferral election. Any deferral election may be amended or terminated prior to the Final Election Date. A deferral election shall become irrevocable on the Final Election Date and any deferral election or revision of a deferral election submitted after the Final Election Date shall be void and of no force or effect. The “Final Election Date” shall be the later to occur of the following: (i) 30 days following the Grant Date, and (ii) the last business day occurring on or before the date that is six months prior to the vesting of the RSUs, provided that in no circumstances will the Final Election Date be later than the date Participant ceases to serve as a member of the Company’s Board of Directors.

4. Adjustment of RSUs. The number of RSUs subject to this Award will automatically adjust to prevent accretion, or to protect against dilution, in the event of a change to the Company’s common stock resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, or liquidation or other similar transactions and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or another corporation.

5. No Rights as a Stockholder. As of the Grant Date, the Participant shall have no rights as a stockholder of the Company with respect to the RSUs (including voting rights and the right to receive dividends and other distributions), except as otherwise specifically provided in this Agreement; provided that dividends and other distributions paid on the Common Stock shall be credited to the Participant in an amount equal to the amount that would have been payable or distributable to the Participant had the Common Stock underlying the RSUs been issued and outstanding as of the record date for such dividend or distribution, to be held by the Company on the Participant’s behalf and made subject to the same vesting conditions applicable to the underlying RSUs. Promptly after the vesting of the RSUs (but in any event by no later than 2.5 months after the end of the calendar in which such RSUs vests), the Company shall distribute to the Participant all dividends or distributions previously paid with respect to the RSUs that vested hereunder. In the event the Participant forfeits RSUs, the Participant shall also immediately forfeit any dividends or distributions held by the Company that are attributable to the Common Stock underlying such forfeited RSUs.

This Agreement represents the Company’s unfunded and unsecured promise to issue the shares of Common Stock underlying the RSUs at a future date, subject to the terms of this Agreement and the Plan. Participant has no rights under this Agreement other than the rights of a general unsecured creditor of the Company.

6. Non-Transferability of Award. The RSUs shall not be assignable or transferable by the Participant prior to their vesting in accordance with Section 3. In addition, RSUs shall not be subject to attachment, execution or other similar process prior to vesting.

7. No Employment Relationship. The granting of the Award shall not be construed as granting to the Participant any right with respect to employment with the Company, and Participant acknowledges and agrees that [s]he is not an employee of the Company.

8. Amendment of RSUs Award. The Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or advisable in the light of any addition to or change in the Code or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the Grant Date and by its terms applies to the Award; provided that, such amendment shall not materially and adversely affect the rights of the Participant hereunder; or (b) other than in the circumstances described in clause (a), with the consent of the Participant.

9. Notice. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Secretary at its executive offices at 1543 Wazee Street, Suite 200, Denver, Colorado 80202, and any notice to the Participant shall be addressed to the Participant at the current address shown on the payroll records of the Company. Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.

10. Tax Consequences and Withholding. As of the Grant Date, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Award. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such shares.

The Participant understands that unless a proper and timely Section 83(b) election has been made as further described below, generally under Section 83 of the Code, at the time the RSUs vest, the Participant will be obligated to recognize ordinary income and be taxed in an amount equal to the Fair Market Value as of the date of vesting for the RSUs then vesting. The Participant shall be solely responsible for any tax obligations that may arise as a result of the RSUs, provided that the Company may require the forfeiture of a number of RSUs having a Fair Market Value as of the date of vesting equal to the amount of any required withholding.

The Participant has been informed that, with respect to the grant of the Award, an election may be filed by the Participant with the Internal Revenue Service, within 30 days of the date of grant, electing pursuant to Section 83(b) of the Code to be taxed currently on the Fair Market Value of the RSUs on the date of grant. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the election under Section 83(b) of the Code. If the Participant makes such election, the Participant shall promptly provide the Company a copy and the Company may require at the time of such election an additional payment for withholding tax purposes based on the Fair Market Value of the RSUs as of the date of issuance.

11. Governing Plan Document. The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

12. Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, except to the extent preempted by federal law, which shall to the extent of such preemptive govern.

13. Integrated Agreement. This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

14. Securities Matters. The Company shall not be required to deliver any RSUs, or any certificates therefore or book-entry transfer notation thereof, until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

15. Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date specified above.

CHIPOTLE MEXICAN GRILL, INC.

By:
Darlene J. Friedman
Chair of the Compensation
Committee of the Board of Directors

ACCEPTED AND AGREED TO:

, Participant